EXHIBIT 10.3

MARIMBA

2004 OFFICERS INCENTIVE PLAN

Purpose. The purpose of this plan (this “Plan”) is to motivate and reward the participants to profitably grow Marimba and achieve corporate goals.

Participants. The participants in this Plan shall be the officers of Marimba that have been appointed by its Board of Directors (each a “Participant”), with the exception of those Marimba officers who are sales management.

Plan Period. This Plan shall cover the applicable 12-month or shorter period during fiscal year 2004 specified by the Compensation Committee of the Board of Directors (the “Committee”) for a Participant (the “Plan Period”).

Incentive Target. The incentive target during the Plan Period for each Participant shall be an amount specified by the Committee as of the beginning of the Plan Period, and this incentive target may be adjusted during the Plan Period if deemed appropriate by the Committee.

Incentive Calculation. The two metrics that will be used to determine the annual incentive payment to each Participant will be: (i) a company performance multiplier based on Marimba’s annual corporate license revenue and corporate operating profit; and (ii) an individual performance multiplier based upon performance versus individual objectives for the Participant. The metrics shall have minimum performance thresholds during the Plan Period that must be exceeded before an incentive is earned. The company performance multiplier shall range from 0% to 150% and the individual performance multiplier shall range from 0% to 125%. The individual performance multiplier of each Participant shall be determined by Marimba’s President, provided that the President’s performance as to such metric shall be determined by the Committee.

The incentive amount for each Participant under this Plan shall be determined by multiplying the Participant’s incentive target by both the company performance multiplier and the Participant’s individual performance multiplier.

Incentive Payments. The applicable incentive payment under this Plan for a Participant, if any, shall be paid once annually within 60 days of the end of Marimba’s 2004 fiscal year, subject to the terms and conditions of this Plan; provided, however, that a Participant must be on active employment status on the date of payment in order to be eligible for an incentive payment hereunder.

General Provisions. The Committee reserves the right to terminate or modify this Plan for any reason at any time, and any future incentive plan shall be at the discretion of the Committee or the Board of Directors. Participating in this Plan does not guarantee participation in future incentive plans. This Plan supersedes in their entirety any previous incentive or bonus plan that may have been in existence with respect to the Plan Period, and any such plans shall be null and void with respect to the Plan Period.

The Committee reserves the right to exercise its own judgment with regard to modifications of this Plan to take into account unforeseeable events.

Participation in this Plan does not constitute an agreement to employ the Participant for any length of time and shall not restrict Marimba’s right to terminate the employment of the Participant for any reason and at any time.